Exhibit 5
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                                 HUNTER & HUNTER
                              The Huntlaw Building
                                 P.O. Box 190 GT
                                  Grand Cayman
                                 Cayman Islands


26 August, 1998

TO:      EXEL Limited
         Cumberland House
         One Victoria Street
         P.O. Box HM 2245
         Hamilton HM JX
         Bermuda


Dear Sirs:

EXEL Limited (formerly Exel Merger Company Ltd.) (the "Company") - Form S-3 Registration Statement

You have asked us to render this opinion in our capacity as your Counsel as to Cayman Islands law in connection with the registration pursuant to a Registration Statement on Form S-3 ("the Registration Statement") under the Securities Act of 1933, as Amended ("the Act") of 3,000,000 of the Company's Class A Ordinary Shares, par value US$.01 per share ("the Ordinary Shares").

We have reviewed the Company's Memorandum and Articles of Association as issued by or filed with the Registrar of Companies prior to the date hereof. We have assumed without independent verification the genuiness of all signatures, authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us by telefax or as copies or conformed copies. We have relied upon the accuracy of a certificate of an officer of the Company dated 7th August, 1998 in giving this opinion further verification.

We assume that all subscription monies due in respect of shares issued by the Company have been or will be duly received by the Company.

On the basis of the foregoing, we would advise as follows:

     1. The Company's authorised capital is US$9,990,000 divided into 999,990,000 Ordinary Shares of a par value of US$0.01 each.

     2. The Company has sufficient authorized share capital to issue the Ordinary Shares and the issue thereof is within the power of the Company's Board of Directors. Assuming the Registration Statement has been declared effective and the Board of Directors has adopted the appropriate resolutions, the Ordinary Shares to be issued pursuant to the Registration Statement will be legally and validly issued.

     3. On the basis that the contractual subscription price (being not less than the par value) of the Ordinary Shares is fully paid in cash or satisfied by other consideration approved by the Board of Di-


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          rectors of the Company or a duly established Committee thereof, such
          Ordinary Shares issued or to be issued may properly be credited as fully paid under Cayman Islands Law.

     4. Fully paid shares are not subject to further calls or assessments by the Company in respect of such shares.

     5. The Company has been incorporated as an exempted company under the Companies Law of the Cayman Islands and under the Memorandum of Association of the Company, the liability of its shareholders is limited to the amount, if any, unpaid on their shares. On the basis that all such shares are fully paid, there is no rule of Cayman Islands law that would impose any further liability on person holding shares in the Company solely by reason of such shareholding.

We are practising in the Cayman Islands and we do not purport to be experts on the laws of any other jurisdiction and we have made no investigation of, or express any opinion as to the laws of any jurisdiction other than the Cayman Islands. This opinion is based upon the laws of the Cayman Islands and the Memorandum and Articles of the Company in effect at the date hereof and is given only as to the circumstances existing on the date hereof and known to us.

This opinion is intended solely for your benefit and may not be relied upon by any person although we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "Legal Opinions" and "Available Information".

Yours faithfully,
HUNTER & HUNTER
per:  /s/ G.K. Joblin
      ---------------
          G.K. Joblin


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